Exhibit 99.1

Company Contact Gina Rodrigues Aware, Inc. 781-276-4000 grodrigues@aware.com	Investor Contact Matt Glover and Sophie Pearson Gateway Group, Inc. 949-574-3860 AWRE@gatewayir.com

Aware Reports Second Quarter 2022 Financial Results; Continued Recurring Revenue Growth

Company Continues to Execute on its Long-Term Growth Strategy and its Transition to a Subscription-Based Business Model

BEDFORD, MASS. – July 26, 2022 – Aware, Inc. (NASDAQ: AWRE), a leading authentication company applying proven and trusted adaptive authentication to solve everyday business challenges with biometrics, today reported financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 and Recent Operational Highlights

•	Generated revenue of $4.2 million, with continued focus on expanding the company’s recurring revenue base.

•	For the first half of FY 2022, recurring revenue as a percentage of total revenue was 56%, an improvement of over 50% in the comparable period in FY 2021.

•	Strengthened balance sheet with $8.6 million in net cash proceeds from completion of Bedford, MA building sale in the third quarter.

•	Increased the number of regional partnerships with value-added resellers and integrated product resellers to broaden the global reach of the Knomi® mobile biometric authentication platform.

•	Showcased Aware’s advanced authentication solutions at Identity Week Europe 2022, ID4Africa 2022, and Celaes LATAM 2022, demonstrating the company’s deep, long-standing expertise in biometrics.

•

Highlighted Aware’s recent momentum with financial institutions in Latin America and Europe, reflecting the successful deployment of its leading-edge, biometric-based authentication and onboarding solutions for mobile banking transactions.

Management Commentary

“We continue to execute on our long-term growth strategy despite the continued challenging macroeconomic environment, delivering $4.2 million on the topline with solid recurring revenue,” said Robert Eckel, Aware’s Chief Executive Officer and President. “The transition to a subscription-based and recurring revenue business model continues to make progress. Our focus on expanding the number of regional partnerships with value-added resellers, integrated product resellers and enterprises, who we can expect to drive faster and broader adoption of our mobile authentication platform by reducing friction for the end-user, continues to gain traction and add to our pipeline of opportunities. Moreover, our biometric-based authentication and onboarding solutions targeting financial institutions have seen particularly robust interest in Latin America and Europe, and we anticipate this positive momentum to continue within the financial services market globally as they enter production.

“We also strengthened our balance sheet recently from the sale of our office building in Bedford, MA for $8.9 million. After accounting for transaction-related expenses, we received $8.6 million in net cash, which came in shortly after quarter-end. Our robust cash position gives us the flexibility to judiciously invest in both our organic growth plan and inorganic opportunities that align with our business expectations. In parallel, we are expanding our customer success efforts to enhance the support offered to our customers and strategic resellers to facilitate faster and broader end-user adoption. When added to our strategic realignment and revised focus on the front end of the business, we remain confident that we will continue to grow our recurring revenue base and top line growth.”

Second Quarter 2022 Financial Results

Revenue for the second quarter of 2022 was $4.2 million, compared to $4.7 million in the first quarter of 2022 and $4.3 million in the same year-ago period. The slight year-over-year decrease in revenue was primarily due to the macro environment and of supply chain delays resulting in fewer orders from our OEM partners to whom we provide software for their biometric devices.

Net loss for the second quarter of 2022 totaled $1.3 million, or $(0.06) per diluted share, which compares to net loss of $1.3 million, or $(0.06) per diluted share, in the first quarter of 2022 and net loss of $1.5 million, or $(0.07) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the second quarter of 2022 totaled $0.8 million, compared to adjusted EBITDA loss of $0.6 million in the first quarter of 2022 and adjusted EBITDA loss of $0.9 million in the same year-ago period. Adjusted EBITDA loss decreased over-year, primarily the result of lower operating expenses.

Cash and cash equivalents totaled $25.0 million as of June 30, 2022, compared to $25.1 million as of March 31, 2022. This amount does not include net proceeds of $8.6 million related to the June 29, 2022 completion of the sale of our Bedford, MA office, which we received shortly after quarter-end.

Six Month 2022 Financial Results

Revenue for the six months ended June 30, 2022 was $8.9 million, compared to $8.7 million in the same year-ago period. The increase in revenue was primarily due to increased revenues from software licenses and subscriptions from an expanding number of customers.

Net loss for the six months ended June 30, 2022 totaled $2.6 million, or $(0.12) per diluted share, which compares to net loss of $3.0 million, or $(0.14) per diluted share, in the same year-ago period.

Adjusted EBITDA loss (a non-GAAP metric reconciled below) for the six months ended June 30, 2022 totaled $1.4 million, compared to adjusted EBITDA loss of $2.0 million in the same year-ago period. The improvement in adjusted EBITDA loss was primarily due to higher revenues as well as higher depreciation and amortization expense and stock-based compensation expense.

Webcast

Aware management will host a webcast today, July 26, 2022, at 5:00 p.m. Eastern time to discuss these results and provide an update on business conditions. A question-and-answer session will follow management’s prepared remarks.

Date: Tuesday, July 26, 2022

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Webcast: Register Here

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

The presentation will be made available for replay in the investor relations section of the Company’s website. The audio recording will be available for approximately 90 days following the live event.

About Aware

Aware is a global authentication company that validates and secures identities using proven and trusted adaptive biometrics. Aware’s software and software-as-a-service offerings address the growing challenges that government and commercial enterprises face in knowing, authenticating and securing individuals through frictionless and highly secure user experiences. Aware’s algorithms are based on the most diverse data sets in the world and can be tailored to the unique security and requirements of each customer. The company empowers users to have control over identities through clear, intuitive opt-in/opt-out features, helping them feel secure and improving their lives. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts. To learn more, visit www.aware.com or follow Aware on Twitter @AwareBiometrics.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue, earnings and non-recurring charges, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, xix) we may have additional tax liabilities; and xx) we believe the effects caused by the COVID-19 pandemic will likely have an adverse impact on our revenue over the next several quarters.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2021 and other reports and filings made with the Securities and Exchange Commission.

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Software licenses	$2,018	$1,723	$4,646	$4,090
Software maintenance	1,819	1,769	3,481	3,305
Services	401	772	803	1,287

Total revenue	4,238	4,264	8,930	8,682

Costs and expenses:
Cost of services	324	309	638	692
Research and development	2,229	2,364	4,653	4,760
Selling and marketing	1,412	1,500	3,193	3,152
General and administrative	1,626	1,634	3,086	3,070

Total costs and expenses	5,591	5,807	11,570	11,674

Operating loss	(1,353)	(1,543)	(2,640)	(2,992)
Interest income	64	1	73	2

Net loss	($1,289)	($1,542)	($2,567)	($2,990)

Net loss per share – basic	($0.06)	($0.07)	($0.12)	($0.14)
Net loss per share – diluted	($0.06)	($0.07)	($0.12)	($0.14)
Weighted-average shares – basic	21,655	21,497	21,649	21,495
Weighted-average shares – diluted	21,655	21,497	21,649	21,495

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$24,984	$29,963
Accounts and unbilled receivables, net	7,625	6,850
Tax receivable	1,411	1,411
Long-lived assets held for sale	2,875	—
Property and equipment, net	113	3,216
Goodwill and intangible assets, net	6,134	6,342
Note receivable	2,538	—
All other assets, net	970	591

Total assets	$46,650	$48,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$2,345	$2,192
Deferred revenue	3,533	3,740
Contingent acquisition payments	919	919
Total stockholders’ equity	39,853	41,522

Total liabilities and stockholders’ equity	$46,650	$48,373

Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.

Non-GAAP Measures

We define adjusted EBITDA as U.S. GAAP net loss plus depreciation of fixed assets and amortization of intangible assets, stock-based compensation expenses, other (expense) income, net, and income tax provision. We discuss adjusted EBITDA in our quarterly earnings releases and certain other communications, as we believe adjusted EBITDA is an important measure. We use adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, and evaluating short-term and long-term operating trends in our operations. We believe that the adjusted EBITDA financial measure assists in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that the adjusted EBITDA adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the financial adjustments described above in arriving at adjusted EBITDA and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring. The following table includes the reconciliations of our U.S. GAAP net loss the most directly comparable U.S. GAAP financial measure, to our adjusted EBITDA for the three and six months ended June 30, 2022 and 2021 and for the three months ended March 31, 2022.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	($1,289)	($1,542)	($2,567)	($2,990)
Depreciation and Amortization	221	172	446	349
Stock based compensation	379	439	808	636
Interest Income	(64)	(1)	(73)	(2)

Adjusted EBITDA	($753)	($932)	($1,386)	($2,007)

	Three Months Ended
	June 30,	March 31,
	2022	2022
Net loss	($1,289)	($1,279)
Depreciation and Amortization	221	225
Stock based compensation	379	429
Interest Income	(64)	(9)

Adjusted EBIDTA	($753)	($634)

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Aware, Inc. | www.aware.com | 1.781.276.4000	© 2022 Aware, Inc.